UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2014

CHENIERE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street, Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
Amended and Restated LNG Sale and Purchase Agreement
On August 5, 2014, Sabine Pass Liquefaction, LLC, a wholly owned subsidiary of Cheniere Energy Partners, L.P. (“Sabine Pass Liquefaction”), and Cheniere Marketing, LLC, a wholly owned subsidiary of Cheniere Energy, Inc. (“Cheniere Marketing”), entered into an Amended and Restated LNG Sale and Purchase Agreement (the “Amended and Restated SPA”). The Amended and Restated SPA amends the LNG Sale and Purchase Agreement, dated May 14, 2012, between Sabine Pass Liquefaction and Cheniere Marketing to remove (i) the limit on the maximum annual contract quantity that Cheniere Marketing may purchase and (ii) the calculation of the price based on a share of the net profit. As a result, Cheniere Marketing may purchase, at its option, any LNG produced by Sabine Pass Liquefaction in excess of that required for other customers at a price of 115% of Henry Hub plus $3.00 per MMBtu of LNG.
Pursuant to the Amended and Restated SPA, Sabine Pass Liquefaction agreed to sell to Cheniere Marketing for delivery at the Sabine Pass LNG terminal any and all excess liquefied natural gas (“LNG”) produced that is not and will not be committed to other customers. If there is insufficient capacity to produce any such excess LNG, then Sabine Pass Liquefaction is not obligated to commit to make any LNG available to Cheniere Marketing. The sales price to be paid by Cheniere Marketing will be 115% of the then current Henry Hub price plus $3.00 per MMBtu of LNG.
By timely advance notice, Cheniere Marketing may without charge cancel a scheduled cargo of LNG. The Amended and Restated SPA contains limitations on certain liabilities of Sabine Pass Liquefaction. The term of the Amended and Restated SPA is twenty years from the later of August 1, 2018 and the date of first commercial delivery of the first liquefaction train of the Sabine Pass LNG terminal, or such shorter period as may be required to comply with the LNG export licenses. Cheniere Marketing will have the right to extend the twenty-year term for an additional period of up to ten years. Under the Amended and Restated SPA, Sabine Pass Liquefaction will use reasonable efforts to amend or obtain additional LNG export licenses permitting the export of a quantity of LNG in a given contract year that is sufficient for Sabine Pass Liquefaction to meet its obligations for such contract year under the Amended and Restated SPA and under certain other LNG sale and purchase agreements.
Pursuant to the Amended and Restated SPA, the following circumstances permit either Sabine Pass Liquefaction or Cheniere Marketing or both parties (as the case may be) to terminate the agreement: (i) by either party, in respect of a bankruptcy event in respect of the other party; (ii) by either party, in respect of a late payment by the other party of any amount or amounts in the aggregate due that are in excess of $30 million, for a period of ten days or more following the due date of the relevant invoice(s); (iii) by Cheniere Marketing, pursuant to a delay of more than 180 days in the date of first commercial delivery; (iv) by Sabine Pass Liquefaction, if Cheniere Marketing violates the terms of Sabine Pass Liquefaction's LNG export licenses, or such other applicable licenses; (v) by either party, if the actions of the other party at any time during the term cause the terminating party to be in violation of laws applicable to the terminating party, or misrepresentation by the other party of business practices compliance prior to May 14, 2012; (vi) by Sabine Pass Liquefaction, if Cheniere Marketing does not use, market or resell the LNG as provided in the Amended and Restated SPA; (vii) by Cheniere Marketing, if (a) Sabine Pass Liquefaction has declared force majeure one or more times and the interruptions resulting from such force majeure total twenty-four months during any thirty-six month period, and (b) such force majeure has resulted in Sabine Pass Liquefaction being prevented from making available fifty percent or more of the annualized annual contract quantity during such periods of force majeure; (viii) by Sabine Pass Liquefaction, if (a) Cheniere Marketing has declared force majeure one or more times and the interruptions resulting from such force majeure total twenty-four months during any thirty-six month period, and (b) such force majeure has resulted in Cheniere Marketing being prevented from taking fifty percent or more of the annualized annual contract quantity during such periods of force majeure; (ix) by Cheniere Marketing, if Sabine Pass Liquefaction fails to make available fifty percent of the cargoes scheduled in any given twelve month period, for reasons other than force majeure or as otherwise excused under the Amended and Restated SPA; (x) by Sabine Pass Liquefaction, if Cheniere Marketing fails to take fifty percent of the cargoes scheduled in any given twelve month period, for reasons other than force majeure or as otherwise excused under the Amended and Restated SPA; and (xi) by Sabine Pass Liquefaction, if Cheniere Marketing fails to execute any direct agreement with Sabine Pass Liquefaction's lenders, as required by the Amended and Restated SPA, within 60 days following a request by Sabine Pass Liquefaction that Cheniere Marketing execute such direct agreement.

The descriptions of material terms of the Amended and Restated SPA set forth above are not complete, are subject to further provisions (including exceptions, qualifications and alternatives), and are qualified in their entirety by reference to the full text of the Amended and Restated SPA, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
d) Exhibits

Exhibit
Number	Description

10.1*
Amended and Restated LNG Sale and Purchase Agreement (FOB), dated August 5, 2014, between Sabine Pass Liquefaction, LLC and Cheniere Marketing, LLC. (Incorporated by reference to Exhibit 10.1 to Sabine Pass Liquefaction's Current Report on Form 8-K (SEC File No. 333-192373), filed on August 11, 2014).

* Incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.
Date:	August 11, 2014	By:	/s/ Michael J. Wortley
			Name:	Michael J. Wortley
			Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1*
Amended and Restated LNG Sale and Purchase Agreement (FOB), dated August 5, 2014, between Sabine Pass Liquefaction, LLC and Cheniere Marketing, LLC. (Incorporated by reference to Exhibit 10.1 to Sabine Pass Liquefaction's Current Report on Form 8-K (SEC File No. 333-192373), filed on August 11, 2014).

* Incorporated herein by reference.